Exhibit 2.11

TRADEMARK LICENSE AGREEMENT

          This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of August, 2007 by and between Artisanal Cheese, LLC, a New York limited liability company (“Artisanal Cheese”), and Artisanal Fromagerie & Bistro, LLC, a New York limited liability company, and 35 West 64th Restaurant Associates, L.P., a New York limited partnership (each a “Licensee” and, together, the “Licensees”). In consideration of the mutual terms, agreements and conditions herein contained, and for other good and valuable consideration, receipt of which is hereby acknowledged, Artisanal Cheese and Licensees agree as follows:

1.          LICENSE GRANT

1.1.

Scope of License. Artisanal Cheese hereby grants Licensees a royalty-free (subject to the requirements of Section 1.2), exclusive, worldwide, assignable, sublicenseable, irrevocable license in perpetuity (the “License”) to use the tradename “Artisanal Fromagerie & Bistro” and the derivative logo (consisting of an oval design with four stylized sheep seated in front of a barn and the words “Artisanal Fromagerie · Bistro · Wine Bar”), including, without limitation, the registered marks and applications set forth on Schedule A hereto (each a “Licensed Trademark” and, together, the “Licensed Trademarks”), in connection with the operation of, including but not limited to the marketing, distribution and sale of cheese, cheese products, and other food products from, the “Artisanal Fromagerie & Bistro” and “Picholine” restaurants or any restaurant or retail store location owned or controlled by the Licensees or any of their affiliates, or any franchise or sublicensee of the Licensees or such restaurants or retail stores (collectively, “Franchises”).

1.2.

Sublicense. To facilitate the foregoing rights of the Licensees, the Licensees may grant one or more sublicenses of the License to Franchises; provided, however, that all Franchises must agree to (i) maintain the brand protection and quality control standards of the “Artisanal” brand as set forth in Section 6.04 of the Membership Interest Purchase Agreement dated as of the date hereof by and among the Artisanal Cheese, the members of Artisanal Cheese, being Terrance Brennan and Marvin Numeroff, and AHF Acquisition Corporation, a New York corporation, and (ii) negotiate in good faith to enter into a mutually agreeable preferred vendor agreement on substantially the same terms as the Preferred Vendor Agreement dated as of the date hereof by and among the Company and the Licensees.

1.3.

Non-Assignment. Licensees acknowledge and agree that this Agreement does not give Licensees any right, title or interest in the Licensed Trademarks, nor any right to use the Licensed Trademarks, except as provided by the express terms of this Agreement, and that Artisanal Cheese reserves all rights not explicitly granted to Licensees under this Agreement.

1.4.

Additional Marks. Artisanal Cheese represents, warrants and covenants to Licensees that it will not use the marks “Artisanal Café”, “Artisanal Table”, “Artisanal Bistro”, “Artisanal Pizzeria”, “Artisanal Pizzeria and Wine Bar”, “Artisanal Pizzeria and Tapas Bar” and “Artisanal Bistro and Wine Bar” (the “Additional Marks”) at any time, for any purpose. Moreover, Artisanal Cheese hereby irrevocably sells, transfers, assigns, and releases unto Licensees all right, title and interest Artisanal Cheese possesses, if any, in and to the Additional Marks, together with the goodwill associated therewith. Artisanal Cheese hereby agrees and acknowledges that Licensees may use and/or register the Additional Marks as Licensees deem advisable and that Artisanal Cheese will not interfere with such use or registration, or claim any rights with respect thereto.

2.          MAINTENANCE OF LICENSED TRADEMARKS

             Artisanal Cheese hereby acknowledges and agrees that it will use its best efforts and take any and all recommended or necessary steps to complete any application, and maintain any registration, which has been or may be filed or registered with the United States Patent and Trademark Office (the “USPTO”) or a foreign equivalent thereof, as applicable, with respect to the Licensed Trademarks. In the event that Artisanal Cheese fails to fulfill its obligations under this Section 2, (i) Artisanal Cheese hereby authorizes Licensees to take any and all actions on its behalf, and execute any and all documents and certificates in its name, which are recommended or necessary fulfill such obligations, at the sole cost of Artisanal Cheese, and (ii) in addition to any other legal and equitable remedies available, Licensees shall be entitled to injunctive relief and to have such obligations specifically enforced by any court having equity jurisdiction.

3.          PURCHASE OPTION

3.1.

Receipt of Registered Mark by Licensor. In the event that Artisanal Cheese or any of its successors or assigns (each a “Licensor” and, collectively, the “Licensors”) is granted, by the USPTO, a registered mark for “Artisanal Premium Cheese” (Appl. No.: 77135921), then the Licensor shall promptly notify Licensees thereof and Licensees may, any time after registration is granted, at their option, elect to purchase all right, title and interest (including application and/or registration rights with the USPTO) in and to any or all of the Licensed Trademarks, including any good will associated therewith. The Licensees shall exercise their election to purchase by giving notice thereof to the applicable Licensors. Such notice shall specify the time, date and place for the closing of the purchase, which shall be not more than ten (10) days after the date of the giving of notice of election to purchase. The applicable Licensors shall be obligated to sell the Licensed Trademarks in accordance with the purchase right set forth in this Section 3.

3.2.	Purchase Price; Payment; Closing; Termination. The purchase price for each Licensed Trademark shall be One Dollar ($1.00) each. The payment of the purchase price due to the Licensor(s) shall be paid upon the closing of the transaction or transactions of purchase and sale, which shall take place at the office of legal counsel for the Licensees. At the closing, the Licensor(s) shall execute and deliver all documents which counsel for the Licensees shall deem reasonably necessary or advisable in order to accomplish a complete transfer of the Licensed Trademark(s) to the Licensees, including, without limitation, one or more mark transfer agreements. Notwithstanding the above, this Agreement shall continue in full force and effect with respect to any unpurchased Licensed Trademarks until the purchase by the Licensees of the last Licensed Trademark.

4.          MISCELLANEOUS

4.1.

Assignment. Licensees at their election may assign, convey or otherwise transfer their rights or obligations under this Agreement to any third-party. This agreement is binding upon the parties hereto and their successors and assigns.

4.2.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regards for its or any other state’s law of conflicts.

4.3.

Integration. This Agreement constitutes the entire agreement between the parties with respect to Licensees’ License to Licensed Trademarks and can only be modified in writing, signed by all the parties; and this Agreement supersedes all prior agreements, if any, between the parties, all of which are hereby canceled.

4.4.

Severability. All of the covenants, conditions and agreements herein, and each of them, are severable. The fact that any term of this Agreement is unenforceable for any reason shall not affect the remainder of this Agreement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from the Agreement. Further, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable to effect the intent of the parties.

4.5.	Headings. The headings of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

4.6.

Counterparts. This Agreement may be executed in any number of counterparts, each of which once so executed and delivered shall be deemed an original, but all of which shall constitute one and the same Agreement.

[Intentionally blank, signature page follows]

          IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed as of the date first above written.

ARTISANAL CHEESE, LLC. (“ARTISANAL CHEESE”)

By:

Name:	Daniel W. Dowe
Title:	President

ARTISANAL FROMAGERIE & BISTRO, LLC (“LICENSEE”)

By:

Name:	Terrance Brennan
Title:

35 WEST 64TH RESTAURANT ASSOCIATES, L.P. (“LICENSEE”)

By:

Name:	Terrance Brennan
Title:

SCHEDULE A

Appl./Reg. No.: 2710660 Word Mark: Artisanal Fromagerie and Bistro Goods and Services: Retail store featuring cheese	Registered: April 29, 2003

Appl./Reg. No.: 2671387 Word Mark: Artisanal Fromagerie and Bistro Goods and Services: Restaurants	Registered: January 7, 2003

Appl./Reg. No.: 77135941 Logo Mark: Artisanal Fromagerie ∙ Bistro ∙ Wine Bar Goods and Services: Restaurants	Filed: March 20, 2007